EXHIBIT 99.1

The CATO Corporation

                                           NEWS RELEASE

FOR IMMEDIATE RELEASE

                        CEO Approval ________

For Further Information Contact:

            John R. Howe

            Executive Vice President

            Chief Financial Officer

            704-551-7315

CATO REPORTS 3Q EPS UP 4%

Reconfirms 4Q and Updates Full Year Guidance

Charlotte, NC (November 17, 2011) – The Cato Corporation (NYSE: CATO) today reported net income of $6.1 million for the third quarter ended October 29, 2011, compared to net income of $5.9 million, as restated, for the third quarter ended October 30, 2010, an increase of 4%.  Earnings per diluted share for the third quarter were $0.21, compared to $0.20 last year, as restated, an increase of 4%.  Sales for the third quarter ended October 29, 2011 were $194.1 million, a 2% decrease from sales of $198.2 million for the third quarter ended October 30, 2010.  Same-store sales for the quarter decreased 3%.

For the nine months ended October 29, 2011, the Company earned net income of $54.7 million, compared to net income of $47.9 million, as restated, for the nine months ended October 30, 2010, an increase of 14%.  Earnings per diluted share were $1.86 compared to $1.62 last year, as restated, an increase of 14%.  Sales for the nine months ended October 29, 2011 were $699.1 million, a 1% increase over sales of $689.1 million for the nine months ended October 30, 2010.  Year-to-date same-store sales decreased 1%.

For the quarter, the gross margin rate decreased to 35.2% versus 35.9% last year primarily due to higher occupancy costs related to store development.  The SG&A rate for the quarter decreased to 29.6% from 30.6% last year primarily as a result of lower accrued incentive compensation.  The Company’s effective tax rate for the third quarter was 31.4% vs. 32.0% last year.

Year-to-date, the gross margin rate decreased to 38.6% versus 39.3% last year primarily due to higher occupancy costs related to store development.  The year-to-date SG&A rate was 25.7% versus 27.7% last year primarily due to lower accrued incentive compensation and insurance costs.  The year-to-date effective tax rate decreased to 35.4% vs. 36.1% last year.

“Our third quarter same-store sales decrease reflects the continuing difficult economic situation facing our customers,” stated John Cato, Chairman, President, and Chief Executive Officer.  “During the quarter, we maintained merchandise margin and controlled costs while benefiting from lower accrued incentive compensation.  However, due to our current same-store sales trend, we now expect fourth quarter earnings per diluted share will be at the lower end of our original guidance of $0.32 to $0.35 versus $0.37 last year, as restated.  For the year, earnings per diluted share are estimated to be in the range of $2.18 to $2.21 vs. $2.00 last year, as restated, an increase of 9% to 11%.”

During the third quarter, the Company repurchased over 330,000 shares and has repurchased over 440,000 shares year-to-date.   The Company has approximately 1.9 million shares remaining under its share repurchase authorization.

Year-to-date, the Company has opened 23 new stores, relocated three stores, and closed 13 stores, seven of which were closings of It’s Fashion stores to open It’s Fashion Metro stores in the same market.  The Company now expects to open approximately 38 stores during 2011 as compared to its previous guidance of 41 stores.  As of October 29, 2011, the Company operated 1,292 stores in 31 states, compared to 1,281 stores in 31 states as of October 30, 2010.

The Cato Corporation is a leading specialty retailer of value-priced fashion apparel and accessories operating three concepts, “Cato”, “Versona” and “It’s Fashion”.  The Company’s Cato stores offer exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices every day. Versona is a unique fashion destination offering accessories and apparel including jewelry, handbags, and shoes at exceptional prices every day. It’s Fashion offers fashion with a focus on the latest trendy styles and nationally recognized urban brands for the entire family at low prices every day.   Additional information on The Cato Corporation is available at www.catocorp.com.

Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected or estimated financial results for the fourth quarter and full year and expected store openings and any related assumptions are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Such factors include, but are not limited to, the following: general economic conditions; competitive factors and pricing pressures; the Company’s ability to predict fashion trends; consumer apparel buying patterns; adverse weather conditions and inventory risks due to shifts in market demand and other factors discussed under “Risk Factors” in Part I, Item 1A of the Company’s most recently filed annual report on Form 10-K, as amended or supplemented, and in other reports the Company files with or furnishes to the SEC from time to time.  The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.

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THE CATO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

FOR THE PERIODS ENDED OCTOBER 29, 2011 AND OCTOBER 30, 2010

(Dollars in thousands, except per share data)

	Quarter Ended				Nine Months Ended
	October 30,	%	October 30,	%	October 29,	%	October 30,	%
	2010	Sales	2010	Sales	2011	Sales	2010	Sales

REVENUES
Retail sales	$194,094	100.0%	$198,176	100.0%	$699,104	100.0%	$689,055	100.0%
Other income (principally finance,
late fees and layaway charges)	2,591	1.3%	2,799	1.4%	8,047	1.1%	8,584	1.3%

Total revenues	196,685	101.3%	200,975	101.4%	707,151	101.1%	697,639	101.3%

GROSS MARGIN (Memo)	68,276	65.2%	71,040	36.9%	269,725	38.6%	270,654	39.3%

COSTS AND EXPENSES, NET
Cost of goods sold	125,818	64.8%	127,136	64.2%	429,379	61.4%	418,401	60.7%
Selling, general and administrative	57,505	29.6%	60,565	30.6%	179,776	25.7%	190,986	27.7%
Depreciation	5,321	2.7%	5,645	2.9%	16,096	2.3%	16,191	2.4%
Interest and other income	(861)	-0.4%	(1,039)	-0.5%	(2,767)	-0.4%	(2,888)	-0.4%

Cost and expenses, net	187,783	96.7%	192,307	97.0%	622,484	89.0%	622,690	90.4%

Income Before Income Taxes	8,902	4.6%	8,668	4.4%	84,667	12.1%	74,949	10.9%

Income Tax Expense	2,797	1.5%	2,770	1.4%	29,938	4.3%	27,039	3.9%

Net Income	$6,105	3.1%	$5,898	3.0%	$54,729	7.8%	$47,910	7.0%

Basic Earnings Per Share	$0.21		$0.20		$1.86		$1.62

Diluted Earnings Per Share	$0.21		$0.20		$1.86		$1.62

THE CATO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	October 29, 2011	October 30, 2010	January 29, 2011
	(Unaudited)	(Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$36,510	$36,786	$48,630
Short-term investments	205,810	188,097	181,395
Restricted cash	5,325	2,038	4,826
Accounts receivable - net	38,026	38,762	39,703
Merchandise inventories	127,247	128,558	144,028
Other current assets	7,078	10,748	6,859

Total Current Assets	419,996	404,989	425,441

Property and equipment – net	109,811	100,367	99,773

Other assets	6,888	7,495	7,545

TOTAL	$536,695	$512,851	$532,759

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:	$149,753	$161,638	$173,918

Noncurrent Liabilities	24,972	23,105	24,827

Stockholders' Equity	361,970	328,108	334,014

TOTAL	$536,695	$512,851	$532,759

(A) The Company has reclassified certain 2010 income statement items to conform with 2011 presentation.